Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-189100

May 10, 2016

PUBLIC STORAGE

8,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 5.125% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES C

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 5.125% Cumulative Preferred Share of Beneficial Interest, Series C

Size:	8,000,000 depositary shares

Type of Security:	SEC Registered - Registration Statement No. 333-189100

Public Offering Price:	$25.00 per depositary share; $200,000,000 total

Underwriting Discounts:	$0.7875 per share for Retail Orders; $5,173,875 total; and $0.50 per share for Institutional Orders; $715,000 total

Proceeds to the Company, before expenses:	$194,111,125 total

Estimated Company Expenses:	$125,000, other than the underwriting discounts

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Underwriting:
Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,000,000
Morgan Stanley & Co. LLC	2,000,000
UBS Securities LLC	2,000,000
Wells Fargo Securities, LLC	2,000,000
Total	8,000,000

Distribution Rights:	5.125% of the liquidation preference per annum; Distributions begin on June 30, 2016 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until, on, or after May 17, 2021, except in order to preserve our status as a real estate investment trust.

Trade Date:	May 10, 2016

Settlement Date:	May 17, 2016 (T+5)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	74460W 750

ISIN Number:	US74460W7508

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322; (ii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iii) UBS Securities LLC toll-free 1-888-827-7275; or (iv) Wells Fargo Securities, LLC toll-free 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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